Exhibit 99.1

News Release CONTACTS: Patty Frank, Investors, (513) 763-1992 Lori Dorer, Media, (513) 345-1685	For Release Feb. 16, 2007 6 a.m. Eastern Time
Kendle Delivers Record Business Authorizations and
40% Increase in Net Service Revenues for Full-Year 2006
•	Gross new business awards of $487 million for the year represent growth at approximately three times the reported sector growth rate

•	Gross new business awards of $164 million for the fourth quarter 2006 represent 82% growth from same period a year ago and 11% growth versus previous quarter

•	Total business authorizations of $659 million are an all-time Company high, up 104% from year-end 2005 and 12% from the previous quarter

•	Net service revenues for 2006 up 40% to $283.5 million

•	2006 EPS of $0.58 (GAAP) and $1.20 (proforma)
CINCINNATI, Feb 16, 2007 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported financial results for the fourth quarter and year ended Dec. 31, 2006.
New business awards were $164 million for fourth quarter 2006. Contract cancellations for the quarter were approximately $16 million. Total business authorizations, which consist of signed backlog and verbally-awarded business, totaled a record $659 million at Dec. 31, 2006, up 104 percent from year-end 2005 and 12 percent from the previous quarter.
“Kendle ended 2006 with record strong backlog, positioning the Company for continued growth,” said Candace Kendle, PharmD, Chairman and Chief Executive Officer. “Our focus in 2007 will be to build on this momentum to deliver improved value to our customers and shareholders through sustained growth in earnings, revenue and operating margin. We are projecting net service revenues of $400 to $420 million, Earnings Per Share on a GAAP basis of $1.57 to $1.77 and proforma Earnings Per Share, before amortization of acquired intangibles, of $1.75 to $1.95 for 2007, representing growth in excess of 40 percent over 2006.”
Net service revenues for fourth quarter 2006 were $86.4 million, an increase of 64 percent over net service revenues of $52.8 million for fourth quarter 2005. The net loss per share of $0.32 for the fourth quarter 2006 includes an $8.2 million impairment charge on a customer relationship asset as well as charges for stock-based compensation expense, amortization of acquired intangibles, state tax valuation allowances and severance and other one-time expenses related to the August acquisition of the Phase II-IV clinical services business of Charles River Laboratories International, Inc. Excluding those amounts, which are detailed in the Condensed Consolidated Statements of Income, earnings per share (EPS) for fourth quarter 2006 were $0.18 per diluted share. Interest expense in the fourth quarter was approximately $4.4 million (or about $0.19 per share), primarily related to debt incurred to finance the Charles River Clinical Services acquisition, compared to interest expense of $80,000 in fourth quarter 2005. EPS for fourth quarter 2005 were $0.25 per diluted share. Excluding a $1.7 million accounts receivable allowance booked in the fourth quarter of 2005 and tax valuation allowance reserve adjustments, EPS for fourth quarter 2005 were $0.31 per diluted share.
Loss from operations for fourth quarter 2006 was approximately $1.8 million. Excluding the charges referenced above, proforma income from operations was approximately $9.5 million, or 10.9 percent of net service revenues, compared to income from operations of approximately $5.2 million in fourth quarter 2005. Excluding the accounts receivable allowance, proforma income from operations in fourth quarter 2005 was approximately $6.9 million, or 13.0 percent of net service revenues. Net loss for the quarter was approximately $4.7 million compared to net income of $3.7 million in fourth quarter 2005. Net service revenues by geographic region for the fourth quarter were 52 percent in North America, 42 percent in Europe, 4 percent in Latin America and 2 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 26 percent of net service revenues for fourth quarter 2006 compared to 31 percent of net service revenues for fourth quarter 2005.
Reimbursable out-of-pocket revenues and expenses were $31.7 million for fourth quarter 2006 compared to $13.7 million in the same quarter a year ago.
Cash flow from operations for the quarter was a positive $462,000. Cash and marketable securities totaled $22.3 million, including $2.4 million of restricted cash. Days sales outstanding in accounts receivable were 46 and capital expenditures for fourth quarter 2006 totaled $2.7 million.
Net service revenues for the year ended Dec. 31, 2006, were $283.5 million versus net service revenues of $202.0 million for the year ended Dec. 31, 2005. Earnings per diluted share of $0.58 for the year ended Dec. 31, 2006, compares to $0.76 per diluted share reported for the year 2005. Excluding the items discussed above, proforma earnings per diluted share in 2006 were $1.20 per share. Excluding the accounts receivable allowance, a gain on debt extinguishment and certain tax adjustments, 2005 proforma earnings per diluted share were $0.88.
Net service revenues by geographic region for the year ended Dec. 31, 2006, were 55 percent in North America, 39 percent in Europe, 3 percent in Latin America and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 28 percent of net service revenues for the year 2006 compared to 34 percent of net service revenues for the year 2005.
Income from operations for the year ended Dec. 31, 2006, was approximately $20.0 million, or 7.1 percent of net service revenues, compared to income from operations of approximately $17.2 million, or 8.5 percent of net services revenues, in 2005. Excluding the items discussed above, proforma income from operations for 2006 was $34.0 million or 12.0 percent of net service revenues. Excluding the accounts receivable allowance in 2005, proforma income from operations for 2005 was $18.9 million, or 9.4 percent of net service revenues.
Cash flow from operations for the year 2006 was $17.6 million. Capital expenditures for the year totaled $8.8 million.
Kendle will host its Fourth Quarter and Year-End 2006 conference call Feb. 16, 2007, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on March 16, 2007.
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations and is the fourth-largest provider of Phase II-IV clinical development services worldwide. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share.
Our global clinical development business is focused on five regions — North America, Europe, Asia/Pacific, Latin America and Africa — to meet customer needs. With the expertise of our more than 3,000 associates worldwide, Kendle has conducted clinical trials and provided regulatory and pharmacovigilance services in more than 80 countries. The company was named “Best Contract Research Organization” in November 2006 by an independent panel for Scrip World Pharmaceutical News.
Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Feb. 16, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net service revenues	$86,396	$52,799	$283,471	$202,032
Reimbursable out-of-pocket revenues	31,691	13,671	90,465	48,607

Total revenues	118,087	66,470	373,936	250,639

Costs and expenses:
Direct costs	47,106	28,253	152,826	108,582
Reimbursable out-of-pocket costs	31,691	13,671	90,465	48,607
Selling, general and administrative expenses	28,788	17,582	92,032	68,216
Depreciation and amortization	4,059	1,763	10,403	7,991
Intangible impairment charge	8,200	—	8,200	—

Total costs and expenses	119,844	61,269	353,926	233,396

Income (loss) from operations	(1,757)	5,201	20,010	17,243
Other income (expense):
Interest expense	(4,384)	(80)	(6,781)	(460)
Interest income	321	345	1,939	1,019
Other	(1,142)	(210)	(1,795)	(287)
Gain on debt extinguishment	—	—	—	300

Income (loss) before income taxes	(6,962)	5,256	13,373	17,815
Income taxes	(2,306)	1,563	4,843	7,141

Net income (loss)	($4,656)	$3,693	$8,530	$10,674

Income per share data:
Basic:
Net income per share	($0.32)	$0.26	$0.60	$0.79

Weighted average shares outstanding	14,409	14,046	14,323	13,572
Diluted:
Net income per share	($0.32)	$0.25	$0.58	$0.76

Weighted average shares outstanding	14,409	14,611	14,762	14,120

Reconciliation of pro forma income from operations:
Income from operations	(1,757)	5,201	20,010	17,243
Stock-based compensation expense	51	—	1,489	—
Amortization of acquired intangibles	1,560	—	2,265	—
Severance costs	558	—	794	—
Other acquisition related expenses	841	—	1,194	—
Impairment charge	8,200	—	8,200	—
Accounts receivable allowance	—	1,669	—	1,669

Adjusted income from operations (1)	9,453	6,870	33,952	18,912

Reconciliation of pro forma net income:
Net income	(4,656)	3,693	8,530	10,674
Stock-based compensation expense	69	—	1,132	—
Amortization of acquired intangibles	991	—	1,438	—
Severance costs	390	—	540	—
Other acquisition related expenses	534	—	758	—
Impairment charge	5,207	—	5,207	—
Accounts receivable allowance	—	1,603	—	1,603
Tax valuation reserve adjustments	154	(820)	154	361
Gain on debt extinguishment		—	—	(180)

Adjusted net income (1)	2,689	4,476	17,759	12,458
Pro forma net income per share (1)
Basic	$0.19	$0.32	$1.24	$0.92
Diluted	$0.18	$0.31	$1.20	$0.88
(1) Each of the “pro forma income operations,” “pro forma net income,” and “pro forma net income per share” (i) are measures of performance that are not required by, or presented in accordance with, GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of GAAP results.

Kendle International Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	December 31, 2006	December 31, 2005
Cash, cash equivalents and marketable securities (including restricted cash)	$22,312	$48,755
Net Receivables	60,253	33,154
Total assets	455,072	184,759
Bank borrowings	199,500	3,839
Shareholders’ equity	140,112	122,504